Exhibit 10.9

THIRD AMENDMENT

TO

THE LAPORTE SAVINGS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

DATED AUGUST 1, 2002

AND AMENDED SEPTEMBER 9, 2003 AND MARCH 4, 2004

FOR

LEE BRADY

THIS THIRD AMENDMENT is adopted this 23rd day of September, 2008, effective as of January 1, 2005, by and between THE LAPORTE SAVINGS BANK, a state-chartered savings bank located in La Porte, Indiana (the “Company”), and LEE BRADY (the “Executive”).

The Company and the Executive executed the Supplemental Executive Retirement Agreement effective as of August 1, 2002, and amended on September 9, 2003 and March 4, 2004 (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

Section 1.3 of the Agreement shall be deleted in its entirety and replaced by the following:

1.3	“Change of Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such change is defined in Section 409A of the Code and regulations thereunder.

Section 1.5 of the Agreement shall be deleted in its entirety and replaced by the following:

1.5	“Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Company provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the Company, the Executive must submit proof to the plan administrator of the Social Security Administration’s or the provider’s determination.

The following Section 1.17a shall be added to the Agreement immediately following Section 1.17:

1.17a	“Specified Employee” means an employee who at the time of Termination of Employment is a key employee of the Company, if any stock of LaPorte Bancorp, Inc. is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

Section 1.19 of the Agreement shall be deleted in its entirety and replaced by the following:

1.19	“Termination of Employment” means termination of the Executive’s employment with the Company for reasons other than death or Disability. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if the Executive has been providing services to the Company less than thirty-six (36) months).

Section 2.3.2 of the Agreement shall be deleted in its entirety and replaced by the following:

2.3.2	Payment of Benefit. The Company shall pay the benefit to the Executive by calculating a fixed annuity payable in one hundred eighty (180) equal monthly installments, determined as of the Company’s fiscal year end immediately preceding the Executive’s Early Termination Date, as set forth on Schedule A, attached hereto and incorporated by reference herein, and as revised and updated by the Company from time to time. The monthly installments shall be payable on the first day of each month commencing with the month following Termination of Employment.

Sections 2.5, 2.5.1, and 2.5.2 of the Agreement shall be deleted in their entirety and replaced by the following:

2.5	Disability Benefit. If the Executive experiences a Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Agreement.

2.5.1	Amount of Benefit. The benefit under this Section 2.5 is an amount equal to the “Accrual Balance” determined as of the Company’s fiscal year end immediately preceding determination of Disability, as set forth on Schedule A, attached hereto and incorporated by reference herein, and as revised and updated by the Company from time to time.

2.5.2	Payment of Benefit. The Company shall pay the benefit to the Executive by calculating a fixed annuity payable in one hundred eighty (180) equal monthly installments, determined as of the Company’s fiscal year end immediately preceding determination of Disability, as set forth on Schedule A, attached hereto and incorporated by reference herein, and as revised and updated by the Company from time to time. The monthly installments shall be payable on the first day of each month commencing with the month following Normal Retirement Age.

Sections 2.6 and 2.6.2 of the Agreement shall be deleted in their entirety and replaced by the following:

2.6	Change of Control Benefit. Upon a Change of Control followed within twenty-four (24) months by Termination of Employment prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.6 in lieu of any other benefit under this Agreement.

2.6.2	Payment of Benefit. The Company shall pay the benefit to the Executive in a single lump sum payment within sixty (60) days following Termination of Employment.

The following Sections 2.7, 2.8, and 2.9 shall be added to the Agreement immediately following Section 2.6:

2.7	Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, the provisions of this Section 2.7 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Executive due to a Termination of Employment are limited because the Executive is a Specified Employee, then such distributions shall not be made during the first six (6) months following Termination of Employment. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.

2.8	Distributions Upon Income Inclusion Under Section 409A of the Code. If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Executive becomes subject to tax on the amounts deferred hereunder, then the Company may make a limited distribution to the Executive in accordance with the provisions of Treasury Regulations Section 1.409A-3(j)(4)(vi), (vii) and (xi). Any such distribution will decrease the Executive’s benefit hereunder.

Article 7 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 7

Amendments and Termination

7.1	Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

7.2	Plan Termination Generally. The Company may terminate this Agreement unilaterally by written action. The benefit hereunder shall be the “Accrual Balance” as set forth on Schedule A as of the date the Agreement is terminated. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if this Agreement terminates in the following circumstances:

(a)	Within thirty (30) days before or twelve (12) months after a Change of Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such terminations;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court, provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Company may distribute the “Accrual Balance” as set forth on Schedule A, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

The following Section 8.11 shall be added to the Agreement immediately following Section 8.10:

8.11	Alternative Action. In the event it shall become impossible for the Company or plan administrator to perform any act required by this Agreement due to regulatory or other constraints, the Company or plan administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company, provided that such alternative acts do not violate Code Section 409A of the Code.

The following Section 8.12 shall be added to the Agreement immediately following Section 8.11:

8.12	Compliance with Code Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

IN WITNESS OF THE ABOVE, the Company and the Executive hereby consent to this Third Amendment.

Executive:	THE LAPORTE SAVINGS BANK

/s/ Lee A. Brady	By:	/s/ Debra Varnak
Lee Brady	Title:	Senior VP Human Resources